Exhibit 10.25

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”) is made and entered into between Sajan, Inc. 625 Whitetail Blvd, River Falls, WI 54022 (“Sajan”) and Paul Rome (“Employee”) and is effective upon Employee’s signature.

RECITALS

A.	Sajan has determined that Employee’s employment with Sajan will end as the result of a reduction in force; and

B.	This Agreement confirms the understandings between Employee and Sajan concerning their rights and obligations in connection with Employee’s separation from employment with Sajan.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the General Release of Claims referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.            Last Day of Employment. Employee’s last day of employment with Sajan is November 9, 2016 (the “Separation Date”). Employee will receive Employee’s final regular pay through November 10, 2016 and the balance of Employee’s unused accrued Paid Time Off (“PTO”) and remaining floating holiday hours through the Separation Date without regard to whether Employee signs this Agreement. These payments shall be directly deposited in Employee’s designated bank account.

2.            Consideration. In consideration for signing this Agreement and compliance with the promises it contains, Sajan agrees to provide the following payments to Employee:

a.	Severance Pay. Sajan will pay Employee Severance Pay of forty three thousand seven hundred and fifty dollars ($43,750.00), less applicable withholdings and deductions. This amount is three months of Employee’s current pay. The Severance Pay will be paid to Employee in one lump sum, 14 days after the Employee signs and returns this agreement. The payment will be made via check and mailed to the Employee’s home address on file with the company.

b.	Continuation of Health Benefits. Employee’s current health care coverage shall continue through November 30, 2016.

Whether or not Employee signs this Agreement, the COBRA period for continuation of Employee’s insurance coverage under Sajan’s group plans will begin on December 1, 2016 if Employee timely elects coverage. Employee will receive information concerning rights to continue coverage under COBRA in a separate communication.

The Severance Pay and the benefits described above will only be made if Employee signs this Agreement in a timely fashion, abides by all of its terms, and does not exercise the right of rescission described in Section 7.

3.            No Payment Without This Agreement. Employee understands and agrees that Employee would not receive the payment and benefits specified in Section 2 above, except by signing this Agreement and fulfilling all of the promises it contains.

4.            Definitions. All words used in this Agreement are intended to have their plain meanings in ordinary English. Specific terms in this Agreement have the following meanings:

a.	“Employee” includes both Employee and anyone who has or obtains any legal rights or claims through Employee.

b.	“Sajan, Inc.” and “Sajan” mean Sajan, Inc., its parents, subsidiaries, successors, and assigns, its affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former officers, administrators, employees, and agents of them, whether in their individual or official capacities, the board of directors, any pension or other benefit plan applicable to the employees or former employees of Sajan, Inc. in their official and individual capacities.

5.            General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Sajan of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Sajan as of the date that Employee signs this Agreement including, but not limited to:

a.	All claims arising out of or relating to Employee’s employment with Sajan and Employee’s separation from employment; and

b.	All claims arising out of or relating to statements, actions, or alleged omissions of Sajan; and

c.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal or any other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under the U.S. Constitution, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; 42 U.S.C. sec. 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Equal Pay Act; the Immigration Reform and Control Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; state and local human rights acts; workers’ compensation non-interference and non-retaliation statutes; the Wisconsin Constitution; the Wisconsin Fair Employment Act; the Wisconsin Family and Medical Leave Law; and

d.	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; Employee’s activities, if any, as a “whistleblower;” defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasions of privacy; interference with contractual or business relationships; any other wrongful employment practices or violation of any common law; and

e.	All claims for compensation of any kind, including without limitation, bonuses, commissions, vacation pay, and expense reimbursements; and

f.	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

g.	All claims for attorney’s fees, costs and interest; and

h.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal or any other alleged unlawful practices arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §§ 621-634.

However, by signing this Agreement, Employee does not waive any claims that the law does not allow Employee to waive in a private agreement such as this Agreement, including, but not limited to, (i) the right to seek compensation under applicable workers’ compensation and unemployment compensation laws, (ii) the right to file a charge of discrimination, harassment, or retaliation with a governmental agency (although Employee agrees that Employee will not be able to recover any award of money or damages if Employee files such a charge or a charge is filed on Employee’s behalf), or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by such an agency, (iii) any vested interest Employee may have in any 401(k), pension or profit sharing plan by virtue of Employee’s employment with Sajan, (iv) any claims that may arise after the date on which Employee signs this Agreement, (v) the right to take legal action to enforce the terms of this Agreement, (vi) the right to file a charge or complaint with the Securities and Exchange Commission (“SEC”) or receive an award for information provided to the SEC, (vii) any rights Employee has under COBRA, or (viii) rights under Sajan’s Incentive Stock Option program. If Employee brings any claim against Sajan, Employee agrees that Employee will immediately return all payments made to or on behalf of Employee under Section 2 of this Agreement, except as may otherwise be required by law. Employee further agrees that the Severance Pay and other benefits provided under Section 2 of this Agreement may be offset against any payments and/or benefits that Sajan is ordered by a court or administrative agency to make to Employee to the full extent permitted by law.

6.            Advice to Consult Attorney and Forty-Five-Day Consideration Period. Employee is specifically advised that Employee has forty-five (45) calendar days to consider the terms of this Agreement. Employee is advised to consult an attorney before signing this Agreement. Employee agrees that the date on which Employee received this Agreement is accurately stated in Section 18 of this Agreement. The offer contained in this Agreement will remain open for the full forty-five (45) day period and will be automatically withdrawn without further notice if Employee has not provided the signed Agreement by 5:00 p.m. on December 26, 2016. Employee may voluntarily sign the Agreement at any time during the forty-five (45) day period.

7.            Right to Rescind. Employee understands that Employee may rescind the release of claims arising under the Age Discrimination in Employment Act. Employee must do so within seven (7) calendar days of signing this Agreement. No payment will be made under this Agreement until the applicable rescission period and a three (3) day mailing period has ended. To be effective, Employee’s rescission must be in writing and delivered to Nicole Butz, Director of Human Resources, either by hand or by mail within the relevant rescission period. If sent by mail the rescission must be: (a) postmarked within the applicable rescission period; and (b) properly addressed to Nicole Butz, Director of Human Resources, Sajan, Inc., 625 Whitetail Blvd., River Falls, WI 54022; and (c) sent by certified mail, return receipt requested. If Employee rescinds, Employee will not receive any of the payments or benefits described in Section 2 of this Agreement.

8.            Affirmations. Employee affirms that:

a.	Employee has not filed, caused to be filed, or is presently a party to any claim, complaint, or action against Sajan in any forum or form and that Employee has not filed for bankruptcy or transferred any rights Employee may have against Sajan to anyone else.

b.	Employee has been paid and/or has received all paid and unpaid leave, compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other paid or unpaid leave, compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement.

c.	Employee has no known workplace injuries or occupational diseases and has been provided with and/or has not been denied any leave requested under the Family and Medical Leave Act and all applicable laws, regulations, contracts, policies and/or practices of Sajan.

d.	Employee has been informed in writing as to any class, unit or group of individuals eligible for Severance Pay and benefits in connection with Sajan’s November 2016 reduction in force, the eligibility factors for receipt of Severance Pay and benefits, the job titles and ages of all individuals in the same decisional unit who are eligible for Severance Pay and benefits as a result of the November 2016 reduction in force and those who are not eligible to receive Severance Pay and benefits, the eligibility requirements, and the applicable time limits, all of which are contained in the attached Exhibits A, B, C, and D.

e.	Employee understands that notwithstanding any other provision of this Agreement, Employee’s obligations under the Confidentiality and Noncompete Agreement of June 8th, 2015 attached hereto as Exhibit E and incorporated by reference, including but not limited to its confidentiality, invention assignment, and non-competition obligations, survive Employee’s separation from employment with Sajan and agrees that Employee remains bound by them and will comply with them.

f.	The Employee has received a copy of the Sajan Incentive Stock Options Agreement and has been advised of employee’s rights under the stock option agreement. The Incentive Stock Option agreement is attached hereto as Exhibit F and incorporated by reference.

g.	Employee has been advised that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

9.            Cooperation. Employee agrees to fully cooperate with any and all legal proceedings at the request of Sajan that in any way relate to Employee’s employment with Sajan. In the event that any questions arise regarding any information or subject that Employee developed, of which Employee had knowledge, or with which Employee was otherwise involved during the period of employment with Sajan, Employee will cooperate with and respond to any request by Sajan for Employee’s advice, opinions, or other responsive information.

10.          Non-Disparagement. Employee agrees not to make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, regarding Sajan, its employees, agents, products or services, to any person or organization whatsoever. However, this does not prevent Employee from providing complete and truthful testimony to a court or governmental agency, when required to do so by subpoena, court order, law, or administrative regulation. Employee agrees that Employee will direct all inquiries from prospective employers concerning Employee’s work with Sajan only to its Office of Human Resources. Sajan agrees that the only information that its Office of Human Resources will release to future prospective employers will be Employee’s dates of employment, position title, and, with a signed authorization from Employee, confirmation of Employee’s compensation.

11.          Confidentiality. Employee agrees to hold the existence and terms of this Agreement in confidence and to tell no one other than Employee’s legal counsel, tax advisor, and spouse about its contents, unless Employee is required to do so by law. Employee agrees that if Employee discloses the contents to any person, Employee will first advise the person(s) of the confidentiality of the disclosure and that such person(s) must agree to maintain the confidentiality of this Agreement as a condition of the disclosure. Confidentiality is a material term of this Agreement. Without it, Sajan would not agree to enter into this Agreement with Employee.

12.          Return of Property and Non-Disclosure of Confidential Information. Employee represents that Employee has returned to Sajan all documents, reports, files, memoranda, records, keys and pass cards, software and other physical or personal property that Employee has received or prepared or helped to prepare in connection with Employee’s employment that are in Employee’s possession or subject to Employee’s control, and Employee further agrees not to retain any copies, duplications, reproductions or excerpts thereof. Employee also agrees that all documents and other materials relating to the business of or services provided by Sajan are the sole property of Sajan.

Employee also agrees that Employee has had access in Employee’s employment with Sajan to confidential and proprietary information of Sajan and further acknowledges and agrees that the release or disclosure of any confidential or proprietary information of Sajan may cause Sajan irreparable injury. Employee further acknowledges that Employee has not used or disclosed, and agrees that Employee will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of Sajan. For purposes of this Agreement, the term “confidential or proprietary information” includes, but is not limited to, client lists, vendor lists and information pertaining to client and vendor lists; personnel information; contact lists; and information about the personal or business affairs of Sajan, its clients, vendors, employees, directors, and officers.

13.          Code Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and this Agreement will be interpreted in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” will have the same meaning as “separation from service” as defined in Code Section 409A. In no event whatsoever will Sajan be liable for any additional tax, interest, or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

14.          Governing Law and Interpretation. This Agreement shall be governed by and interpreted in accordance with the laws of Wisconsin. In the event Employee or Sajan breaches any provision of this Agreement, either Employee or Sajan may institute an action in state or federal court only in Wisconsin to enforce any term or terms of this Agreement and/or to recover damages for its breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, the parties agree that the court may revise the Agreement so that it is enforceable to the fullest extent permitted by law. If any portion of the General Release of Claims contained in Section 5 cannot be enforced, the remaining provisions of this Agreement shall be voidable at Sajan’s option and Employee agrees to repay the sums Employee received in exchange for the release of claims described in Section 5 to the full extent permitted by applicable law. If any provision of this Agreement, other than any provision of the General Release of Claims set forth in Section 5, cannot be enforced, all other provisions of the Agreement shall remain in full force and effect.

15.          No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Sajan of any liability or unlawful conduct of any kind.

16.          Non-Assignment. This Agreement is personal to Employee and cannot be assigned to anyone else without the written consent of the President of Sajan or his or her designee. The rights and obligations of this Agreement shall inure to the successors and assigns of Sajan.

17.          Entire Agreement. This Agreement contains the entire agreement between Employee and Sajan, and fully supersedes all prior obligations of Sajan to Employee. This Agreement may not be modified, altered or changed except upon written consent of Employee and the President of Sajan or his or her designee.

18.          Date of Receipt. Employee acknowledges that Employee received this Agreement on November 9, 2016.

HAVING ELECTED TO SIGN THIS AGREEMENT TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER HAVING BEEN ADVISED BY SAJAN, INC. TO CONSULT WITH LEGAL COUNSEL, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST SAJAN, INC. TO THE FULLEST EXTENT PERMITTED BY LAW.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

SAJAN, Inc.

/s/ Paul P. Rome	/s/ Nicole Butz
Paul P. Rome	Nicole Butz,
Director of Human Resources

11/27/2016	11/11/2016
Date	Date

- 7 -